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PROSPECTUS

Filed pursuant to Rule 424(b)(1)
Registration No. 333-138463

RUBY CREEK RESOURCES INC.
A British Columbia, Canada, corporation

2,737,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 2,737,000 shares of the common stock of Ruby Creek Resources Inc. ("we" or "Ruby Creek") that may be offered and sold, from time to time, by the selling shareholders identified in this prospectus. These shares were purchased from us in two separate private placement transactions that were completed on August 31, 2006, as described in this prospectus under "Selling Shareholders".

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for trading of our common stock on the National Association of Securities Dealers OTC Bulletin Board upon effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board, or, if traded, that a public market will materialize. The selling shareholders are required to sell our shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

The selling shareholders named in this prospectus are offering all of our shares of common stock offered through this prospectus. We will not receive any proceeds from this offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" on pages 6 through 10 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November 17, 2006.

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The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.
TABLE OF CONTENTS
Item	Page No.
SUMMARY	4
RISK FACTORS	6
RISKS RELATED TO OUR OPERATING RESULTS	6
If we do not obtain additional financing, our business plan will fail.	6
Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.	7
Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.	7
We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the our ability to continue as a going concern	7
If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our optioned mineral claims without additional financing, of which there is no assurance that we would be able to obtain.	7
Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.	7
Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.	8
If we discover commercial reserves of precious metals on the property underlying our optioned mineral claims, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production.	8
Because access to our optioned mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.	8
As we undertake exploration of our optioned mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.	8
If we do not obtain clear title to our optioned mineral claims, our business may fail.	9
We are subject to risks inherent in the mining industry and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.	9
If we do not find a joint venture partner for the continued development of our optioned mineral claims, we may not be able to advance our exploration work.	9
We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.	9
Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.	9
Our directors may experience conflicts of interest which may detrimentally affect our profitability.	10
Because of the fiercely competitive nature of the mining industry, we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition.	10
RISKS RELATED TO OUR COMMON STOCK	10
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.	10
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.	10
Re-sale restrictions for British Columbia residents may limit the ability of such residents to resell their shares in the U.S., which will affect the price at which their shares may be sold.	11
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.	11
FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	12

DILUTION	12
SELLING SHAREHOLDERS	12
PLAN OF DISTRIBUTION	17
LEGAL PROCEEDINGS	19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
DESCRIPTION OF SECURITIES	22
LEGAL MATTERS	23
INTERESTS OF NAMED EXPERTS AND COUNSEL	23
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	23
ORGANIZATION WITHIN LAST FIVE YEARS	23
DESCRIPTION OF BUSINESS	24
DESCRIPTION OF PROPERTIES	32
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	35
EXECUTIVE COMPENSATION	37
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	50
WHERE YOU CAN FIND MORE INFORMATION	50
DEALER PROSPECTUS DELIVERY OBLIGATION	50

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SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" or "Ruby Creek" refers to Ruby Creek Resources Inc. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to U.S. dollars unless otherwise indicated.

Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have entered into an option agreement to acquire a 100% interest in eight mineral claims located in the Iskut River region of northern British Columbia, Canada, covering an area of approximately 2,529 hectares that we believe are prospective for gold and copper mineral deposits. These optioned mineral claims do not contain any substantiated mineral deposits or reserves of minerals. Minimal exploration has been carried out on these claims. Accordingly, additional exploration of these optioned mineral claims is required before any determination as to whether any commercially viable mineral deposit may exist on our optioned mineral claims. Our plan of operations is to carry out preliminary exploration work on our optioned mineral claims in order to ascertain whether our optioned mineral claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of gold, copper or other mineral deposits. We will not be able to determine whether or not our optioned mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our option to acquire these eight mineral claims pursuant to an option agreement dated July 15, 2006, as amended on August 15, 2006. Pursuant to this option agreement, we have the exclusive option to earn a 100% interest in and to these eight mineral claims, subject to a 2% net smelter return royalty payable to the optionor, in exchange for making cash payments totalling CDN$100,000 to the optionor over a four-year period as follows: CDN$2,500 on October 15, 2006; CDN$10,000 on July 15, 2007; CDN$15,000 on July 15, 2008; CDN$20,000 on July 15, 2009; and a final payment of CDN$52,500 on July 15, 2010. We have obtained a geological report on our optioned mineral claims dated October 15, 2006 that recommends a phased exploration program. We intend to proceed with the first phase of this recommended exploration program, which entails geochemical surveys to determine if there are overburden covered zones of porphyry style copper gold mineralization present within the claim area. The estimated cost of this exploration program is $16,000. At August 31, 2006, we had cash of $257,153 and working capital of $258,504 Accordingly, we have sufficient funds to enable us to complete this initial phase of our exploration program as well as phases two and three, which are expected to cost an additional $145,000. We will, however, require additional financing in order to complete any additional exploration of our optioned mineral claims to determine whether any mineral deposit exists on these claims. Even if we determine that a mineral deposit exists on our optioned mineral claims, an economic evaluation must be completed before the economic viability of commercial exploitation of our optioned mineral claims could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

We are considered an exploration or exploratory stage company as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our optioned mineral claims, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the property underlying the optioned mineral claims, and there is no assurance that we will discover one.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on our optioned mineral claims. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

We were incorporated under the laws of the Province of British Columbia, Canada effective May 3, 2006. Our principal offices are located at Suite 600, 890 West Pender Street, Vancouver, British Columbia, Canada, V6C 1K4. Our telephone number is (604) 633-9768 and our facsimile number is (604) 678-2532.

The Offering
The Issuer:	Ruby Creek Resources Inc.
The Selling Shareholders:

The selling shareholders consist of certain of our existing shareholders who purchased common shares from us on August 31, 2006 in two separate private placement transactions completed pursuant to Rule 903 of Regulation S of the United States Securities Act of 1933, as amended (the "Securities Act"), and with respect to one shareholder, pursuant to an exemption from registration requirements under the Securities Act pursuant to Section 4(2) thereof.

Shares Offered by the Selling Shareholders:	The selling shareholders are offering all of the 2,737,000 shares of our common stock acquired by the selling shareholders in the private placement transactions completed by us on August 31, 2006.
Offering Price

The selling shareholders will sell their shares of our common stock at a price of $0.10 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering

The selling shareholders will determine when and how they will sell the common stock offered in this prospectus. We will cover the expenses associated with the offering which we estimate to be approximately $36,529. Refer to "Plan of Distribution".

Termination of the Offering	The offering will conclude when all of the 2,737,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement and prospectus.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 8,337,001 shares of our common stock issued and outstanding as at November 6, 2006. All of the common stock to be sold under this prospectus will be sold by existing shareholders.
Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with our audited financial statements for the period from inception to August 31, 2006, together with the notes to our financial statements and the section of this prospectus entitled "Management's Discussion and Analysis and Plan of Operation":

Balance Sheets

August 31, 2006
(Audited)
Cash	$257,153
Total Assets	$267,211
Total Liabilities	$8,707
Total Stockholders' Equity (Deficit)	$258,504

Statements of Operations
From inception (May 3, 2006) to August 31, 2006
(Audited)
Revenue	$ NIL
Operating Expenses	$19,696
Net Loss	$19,696

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our operating results

If we do not obtain additional financing, our business plan will fail.

Our current operating funds are estimated to be sufficient to complete the initial three phases of exploration of our optioned mineral claims, however, we will need to obtain additional financing in order to complete any additional exploration. As of August 31, 2006, we had cash on hand of $257,153. Our business plan calls for significant expenses in connection with the exploration of our optioned mineral claims. The phase one exploration program as recommended by our consulting geologist is estimated to cost approximately $16,000, and phases two and three are expected to cost an additional $145,000. We will require additional financing in order to complete any further recommended phase of work on our optioned mineral claims as a result of completing these first three phases. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our optioned mineral claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. We were incorporated on May 3, 2006, and to date have been involved primarily in organizational activities, evaluating resource projects and undertaking initial exploration work on our optioned mineral claims. We have not earned any revenues and have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the optioned mineral claims that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on the property underlying our optioned mineral claims, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our optioned mineral claims, we will fail and you will lose your entire investment in this offering.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the our ability to continue as a going concern

We have incurred a net loss of $19,696 for the period from May 3, 2006 (inception) to August 31, 2006, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our optioned mineral claims. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the period from inception to August 31, 2006. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

If our costs of exploration are greater than anticipated, then we will not be able to complete the exploration program for our optioned mineral claims without additional financing, of which there is no assurance that we would be able to obtain.

We are proceeding with the initial stages of exploration on our optioned mineral claims. We are proceeding to carry out an exploration program that has been recommended in a geological report dated October 15, 2006 that we obtained on our optioned mineral claims. This exploration program outlines a budget for completion of the recommended exploration program. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies, unanticipated problems in completing the exploration program and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration program without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of our optioned mineral claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on our optioned mineral claims. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or copper in our optioned mineral claims. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the optioned mineral claims that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our optioned mineral claims, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

If we discover commercial reserves of precious metals on the property underlying our optioned mineral claims, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production.

The property underlying our optioned mineral claims does not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to advance the optioned mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and you may lose your entire investment in this offering.

Because access to our optioned mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Access to our optioned mineral claims is restricted to the period between late November extending into late April of each year due to snow and storms in the area. As a result, any attempts to visit, test or explore the optioned mineral claims are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. This may cause our business venture to fail and the loss of your entire investment in this offering.

As we undertake exploration of our optioned mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program. In addition, environmental assessments of proposed projects carry a heightened degree of responsibility for us and our directors, officers and employees. The cost of compliance with changes in governmental regulations could have an adverse effect on our financial condition. Furthermore, environmental hazards may exist on the property underlying our optioned mineral claims that are currently unknown to us. We may be liable for losses associated with such hazards, or may be forced to undertake extensive remedial cleanup action or to pay for governmental remedial cleanup actions, even in cases where such hazards have been caused by previous or existing owners or operators of the property underlying our optioned mineral claims, or by the past or present owners of adjacent properties or natural conditions. The costs of such cleanup actions may have a material adverse effect on our operations and profitability. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

If we do not obtain clear title to our optioned mineral claims, our business may fail.

While we have obtained a geological report with respect to our optioned mineral claims in addition to receiving proof of current title ownership in the name of the mineral claim optionor, this should not be construed as a guarantee of title. The property underlying our optioned mineral claims may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. The property has not been surveyed and therefore, the precise location and boundaries of the property may be in doubt. We will likely complete a survey on the property as part of our proposed exploration work program. If the survey results are defective we will lose all right and title to the ground now held by the optioned mineral claims. If we are unable to obtain clear title you may lose your entire investment in this offering.

We are subject to risks inherent in the mining industry and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.

The business of mining for gold, copper and other metals is generally subject to a number of risks and hazards including environmental hazards, industrial accidents, labour disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. At the present we do not intend to obtain insurance coverage and even if we were to do so, no assurance can be given that such insurance will continue to be available or that it will be available at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations. Mining operations will be subject to risks normally encountered in the mining business.

If we do not find a joint venture partner for the continued development of our optioned mineral claims, we may not be able to advance our exploration work.

If the initial results of our mineral exploration program are successful, we may try to enter into a joint venture agreement with a partner for the further exploration and possible production of our optioned mineral claims. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a partner. The possible partner could have a limited ability to enter into joint venture agreements with junior exploration programs and will seek the junior exploration companies who have the properties that they deem to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the mineral claims to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may fail and you will lose your entire investment in this offering.

We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.

Our success depends to a certain degree upon certain key members of the management. These individuals are a significant factor in our growth and success. The loss of the service of members of the management could have a material adverse effect on us. In particular, our success is highly dependant upon the efforts of our President and Chief Executive Officer, our Secretary, Treasurer and Chief Financial Officer and our directors, the loss of whose services would have a material adverse effect on our success and development.

Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officers are each spending only approximately 10% to 20% of their business time on providing management services to us. While both of our officers presently possess adequate time to attend to our interests, it is possible that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Our directors may experience conflicts of interest which may detrimentally affect our profitability.

Certain directors and officers may be engaged in, or may in the future be engaged in, other business activities on their own behalf and on behalf of other companies and, as a result of these and other activities, such directors and officers may become subject to conflicts of interest. The Business Corporations Act of British Columbia provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided under the Business Corporations Act. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the British Corporations Act.

Because of the fiercely competitive nature of the mining industry, we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Risks related to our common stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 32.8% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Re-sale restrictions for British Columbia residents may limit the ability of such residents to resell their shares in the U.S., which will affect the price at which their shares may be sold.

Selling shareholders that are residents of British Columbia have to rely on an exemption from prospectus and registration requirements of British Columbia securities laws to sell their shares that are being registered for resale by this prospectus. Such selling shareholders have to comply with the British Columbia Securities Commission's B.C. Instrument 72-502 "Trade in Securities of U.S. Registered Issuers" to resell their shares. B.C. Instrument 72-502 requires, among other conditions, that British Columbia residents hold the shares for a period of twelve months and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer. However, if we become a reporting issuer in British Columbia, then our British Columbia shareholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares. These restrictions will limit the ability of the British Columbia residents to resell the securities in the United States and, therefore, may materially affect the market value of your shares. If we decide to become a reporting issuer in British Columbia, then it is estimated that becoming such will take approximately three months from our decision to do so subject, at all times, to the prior approval of the British Columbia Securities Commission. At present we do not intend to become a reporting issuer in British Columbia.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission (the "SEC") has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold and copper, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling shareholders. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below in the sections of this prospectus entitled "Selling Shareholders" and "Plan of Distribution". We will however incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The offering price of $0.10 per share of our common stock was determined arbitrarily based on the last sale price of our most recent private offering of common stock, which was $0.10 per share. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 2,737,000 shares of common stock offered through this prospectus. The selling shareholders acquired the 2,737,000 shares of common stock offered through this prospectus from us in the following transactions:

    certain of the selling shareholders (identified in the table below) acquired 1,870,000 shares of common stock offered through this prospectus from us at a price of $0.05 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on August 31, 2006;

    certain of the selling shareholders (identified in the table below) acquired 817,000 shares of common stock offered through this prospectus from us at a price of $0.10 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on August 31, 2006; and

    one of the selling shareholders (identified in the table below) acquired 50,000 shares of common stock offered through this prospectus from us at a price of $0.10 per share in a private placement offering that was completed without registration under the Securities Act pursuant to a Section 4(2) registration exemption thereunder.

The following table provides, as of November 6, 2006, information regarding the beneficial ownership of our common stock by each of the selling shareholders, including:

    the number of shares owned by each selling shareholder prior to this offering;

    the total number of shares that are to be offered by each selling shareholder;

    the total number of shares that will be owned by each selling shareholder upon completion of the offering; and

    the percentage owned by each selling shareholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.
Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account(12)	Total shares to be owned upon completion of this offering (2)(12)	Percent owned upon completion of this offering (1)(2)(12)
Ackerfeldt, Nancy 3484 Capilano Road North Vancouver, British Columbia Canada, V7R 4H8	153,000(8)	153,000	-0-	-0-
Armstrong, Rand 127 Klondike Road Whitehorse, Yukon Canada, Y1A 3L6	30,000(4)	30,000	-0-	-0-
Borys, Sabrina 11536 96 Avenue Delta, British Columbia Canada, V4E 3W1	2,500(4)	2,500	-0-	-0-
Carruthers, Sarah 2824 Trillium Place North Vancouver, British Columbia Canada, V7H 1J4	40,000(4)	40,000	-0-	-0-
Caughill, Bill 1396 Enderby Avenue Delta, British Columbia Canada	50,000(4)	50,000	-0-	-0-

Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account(12)	Total shares to be owned upon completion of this offering (2)(12)	Percent owned upon completion of this offering (1)(2)(12)
Chow, Amanda B. 6 Clifford Drive Port Moody, British Columbia Canada V3H 5J8	20,000(4)	20,000	-0-	-0-
Fredrich, Karin 3625 West 3rd Avenue Vancouver, British Columbia Canada, V6R 1M1	20,000(4)	20,000	-0-	-0-
Fretwell, Gordon 467 Hadden Drive West Vancouver, British Columbia Canada, V7S 1G4	50,000(4)	50,000	-0-	-0-
Gaines, Bob 13510 SW 14th Place Davie, Florida United States, 33325	50,000(5)	50,000	-0-	-0-
Hurst, Robert 8901 118A Street Delta, British Columbia Canada	50,000(4)	50,000	-0-	-0-
Huston, Donald C. 561 Fairway Drive North Vancouver, British Columbia Canada, V7G 1L6	20,000(4)	20,000	-0-	-0-
Lee, Lyna 4515 Frances Street Burnaby, British Columbia Canada, V5C 2R6	15,000(4)	15,000	-0-	-0-
MacGregor, Bill 6704 - 122 Street Surrey, British Columbia Canada, V3W 3R9	25,000(4)	25,000	-0-	-0-
May, Shayne 1589 West 64th Avenue Vancouver, British Columbia Canada, V6P 2N8	20,000(4)	20,000	-0-	-0-
McCullum, Mary Anne 705 Wellington Drive North Vancouver, British Columbia Canada, V7K 1K8	2,000(4)	2,000	-0-	-0-
McMyn, Keith 2233 Alden Lane North Vancouver, British Columbia Canada, V7P 2J7	15,000(4)	15,000	-0-	-0-
McMyn, Lisa 235 Alencastre, Dept. 501 Lomas de Chapultepec, Mexico City Mexico, Df 11000	25,000(4)	25,000	-0-	-0-
Moses, Stephen 5, Chemin du Guet, 1295 Mies, Switzerland	400,000(3)	400,000	-0-	-0-

Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account(12)	Total shares to be owned upon completion of this offering (2)(12)	Percent owned upon completion of this offering (1)(2)(12)
Myers, Donald G. #2802 - 1323 Homer Street Vancouver, British Columbia Canada, V6B 5T1	20,000(4)	20,000	-0-	-0-
O'Brien, Larry 2517 Marine Drive West Vancouver, British Columbia Canada, V7V 1L5	50,000(4)	50,000	-0-	-0-
Pearson, Greg 1780, 400 Burrard Street Vancouver, British Columbia Canada, V6C 3A6	100,000(3)	100,000	-0-	-0-
Pearson, Keith 5785 Oriole Drive Vernon, British Columbia Canada, V1H 1R2	30,000(4)	30,000	-0-	-0-
Pettit, James #102, 130 West 11th Street North Vancouver, British Columbia Canada, V7L 4B3	410,000(7)	410,000	-0-	-0-
Phillips, Cam 301 - 2263 West 2nd Avenue Vancouver, British Columbia Canada, V6K 1H8	20,000(4)	20,000	-0-	-0-
Rayat, Jas 3905 West 36th Avenue Vancouver, British Columbia Canada, V6N 2S7	370,000(3)	370,000	-0-	-0-
Roberts, Chelsea(10) 11536 96 Avenue Delta, British Columbia Canada, V4E 3W1	2,500(4)	2,500	-0-	-0-
Seabolt, Carson 601 - 1625 Hornby Street Vancouver, British Columbia Canada, V6Z 2M2	20,000(4)	20,000	-0-	-0-
Schleppe, Benjamin 968 West 20th Avenue Vancouver, British Columbia Canada, V5Z 1Y5	5,000(4)	5,000	-0-	-0-
Shung, Janet 1787 Howard Avenue Burnaby, British Columbia Canada, V5B 3S2	153,500(6)	153,500	-0-	-0-
Stander, Andreas 12672 27A Avenue Surrey, British Columbia Canada, V4A 2H2	30,000(4)	30,000	-0-	-0-
Thibodeau, George and Doreen 7528 Garnet Drive Sardis, British Columbia Canada, V2R 3A9	25,000(4)	25,000	-0-	-0-

Name of selling Shareholder	Shares owned prior to this offering(2)	Total number of shares to be offered for selling shareholders account(12)	Total shares to be owned upon completion of this offering (2)(12)	Percent owned upon completion of this offering (1)(2)(12)
Trimble, Bill #1490, 885 West Georgia Street Vancouver, British Columbia Canada, V6C 3E8	153,500(6)	153,500	-0-	-0-
The Van Santen Family Trust P.O. Box 709 1755 Robson Street Vancouver, British Columbia Canada, V6G 3B7	50,000(4)	50,000	-0-	-0-
Walker, Andrea(9) 11536 96 Avenue Delta, British Columbia Canada, V4C 3W1	200,000(3)	200,000	-0-	-0-
Walker, Chris 7133 155A Street Delta, British Columbia Canada, V4E 2E6	2,500(4)	2,500	-0-	-0-
Walker, Jeffrey(11) 11536 96 Avenue Delta, British Columbia Canada, V4C 3W1	2,500(4)	2,500	-0-	-0-
Walker, Julie 7133 155A Street Delta, British Columbia Canada, V4E 2E6	2,500(4)	2,500	-0-	-0-
Walker, Ryan 11536 96 Avenue Delta, British Columbia Canada, V4C 3W1	52,500(4)	52,500	-0-	-0-
Winter, Ashton 601 Palisade Drive North Vancouver, British Columbia Canada	50,000(4)	50,000	-0-	-0-

  Based on 8,337,001 shares of our common stock issued and outstanding as of November 6, 2006.

  Beneficial ownership calculation under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

  Acquired in the Regulation S transaction described in numbered paragraph 1 of this "Selling Shareholders" section.

  Acquired in the Regulation S transaction described in numbered paragraph 2 of this "Selling Shareholders" section.

  Acquired in the Section 4(2) transaction described in numbered paragraph 3 of this "Selling Shareholders" section.

  Acquired 133,500 shares in the transaction described in numbered paragraph 1 of this "Selling Shareholders" section and an additional 20,000 shares in the transaction described in numbered paragraph 2 of this "Selling Shareholders" section.

  Acquired 400,000 shares in the transaction described in numbered paragraph 1 of this "Selling Shareholders" section and an additional 10,000 shares in the transaction described in numbered paragraph 2 of this "Selling Shareholders" section.

  Acquired 133,000 shares in the transaction described in numbered paragraph 1 of this "Selling Shareholders" section and an additional 20,000 shares in the transaction described in numbered paragraph 2 of this "Selling Shareholders" section.

  Andrea Walker, the owner of 200,000 shares of our common stock, is the daughter of Brian Roberts, the owner of 1,500,001 shares of our common stock as well as our President, Chief Executive Officer, Principal Executive Officer and a director.

  Chelsea Roberts, the owner of 2,500 shares of our common stock, is the daughter of Brian Roberts, the owner of 1,500,001 shares of our common stock as well as our President, Chief Executive Officer, Principal Executive Officer and a director.

  Jeffrey Walker, the owner of 2,500 shares of our common stock, is the husband of Andrea Walker (described in note 9 above) and the son-in-law of Brian Roberts, the owner of 1,500,001 shares of common stock as well as our President, Chief Executive Officer, Principal Executive Officer and a director.

  Because a selling shareholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares that will be held by a selling shareholder upon the termination of the offering.

PLAN OF DISTRIBUTION

Timing of Sales

The selling shareholders may offer and sell the shares covered by this prospectus at various times. The selling shareholders will act independently of Ruby Creek in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The selling shareholders will sell their shares at an offering price of $0.10 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling shareholders to the public may be:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling shareholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivative;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The selling shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Sales by Residents of British Columbia

Selling shareholders that are residents of British Columbia have to rely on an exemption from prospectus and registration requirements of British Columbia securities laws to sell their shares which are being registered for resale by this prospectus. Such selling shareholders have to comply with the British Columbia Securities Commission's B.C. Instrument 72-502 "Trade in Securities of U.S. Registered Issuers" to resell their shares. B.C. Instrument 72-502 requires, among other conditions, that British Columbia residents hold the shares for a period of twelve months and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer. However, if we become a reporting issuer in British Columbia, then our British Columbia shareholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares. At present we do not intend to become a reporting issuer in British Columbia and, accordingly, British Columbia resident shareholders who wish to make a public sale of shares through the OTC Bulletin Board or on any market or securities exchange in the United States will be limited to the resale limitations set forth in B.C. Instrument 72-502.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $36,529, including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of November 6, 2006 are as follows:

Directors
Name of director	Age
Brian Roberts	61
Ian Foreman	38
Sean McGrath	33
Wayne Waters	67

Executive Officers
Name of executive officer	Age	Office
Brian Roberts	61	President, Chief Executive Officer and Principal Executive Officer
Ian Foreman	38	Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Brian Roberts is our President, Chief Executive Officer, Principal Executive Officer and a director and is a member of our Audit Committee. In addition to Ruby Creek, Mr. Roberts is the President of his own consulting firm, B. Roberts and Associates. Mr. Roberts is also the President of 0-2 Solutions, Inc., a biotechnology firm. In addition, Mr. Roberts serves as the director of numerous non-reporting companies. Mr. Roberts has held these positions continuously over the course of the last five years. Mr. Roberts is a graduate of the University of Alberta, Bachelor of Commerce program.

Ian Foreman is our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director. In addition to his position with Ruby Creek, since January 2005, Mr. Foreman has served as the President and a director of Yale Resources, a mineral exploration company. From August 2003 until December 2004, Mr. Foreman was the Vice President, Exploration of Arcturus Ventures Inc., a mineral exploration company. Mr. Foreman continues to serve as a director of Arcturus Ventures Inc., a position he has held since August 2003. From April 1998 until January 2003, Mr. Foreman served as the Chief Geologist for Andean American Mining Corp., a mineral exploration company. Yale Resources, Arcturus Ventures Inc. and Andean American Mining Corp. are all incorporated in British Columbia and listed on the TSX Venture Exchange.

Sean McGrath is a director of the company and is a member of our Audit Committee. Mr. McGrath has been a self-employed accountant for the past five years. Since December 2005, Mr. McGrath has served as the chief financial officer of Piper Capital Inc., which is incorporated in Alberta. Since March 2006, Mr. McGrath has served as the chief financial officer of Columbus Gold Corp., which is incorporated in British Columbia. Since April 2006, Mr. McGrath has served as the chief financial officer of Empire Mining Corp., which is incorporated in British Columbia. Since April 2006, Mr. McGrath has served as the chief financial officer of Latin American Minerals Inc., which is incorporated under the Canada Business Corporations Act. In addition, since October 2005, Mr. McGrath has served as a director of Ami Resources Inc., which is incorporated in British Columbia. From June 2002 until April 2004, Mr. McGrath served as a director of Dejour Enterprises, Inc., which is incorporated in Ontario. All of these companies are listed in the TSX Venture Exchange.

Wayne Waters is a director of the company and is a member of our Audit Committee. Mr. Waters started his career in the resource sector in 1955 and since that time has worked in various capacities at several resource companies. During the past five years, Mr. Waters has served as a consultant to numerous companies in the resource sector. In addition, since March 2003, Mr. Waters has served as a director of Nemi Northern Energy & Mining Inc., which is incorporated in Alberta and is listed on the Toronto Stock Exchange. Mr. Waters also currently serves as a director of Running Fox Resources Corp., which is incorporated in British Columbia and is listed on the TSX Venture Exchange. During the last five years, Mr. Waters served as a director of Delta Exploration Inc., which is incorporated in British Columbia and is listed on the TSX Venture Exchange, although he no longer serves in that capacity.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our Articles of Incorporation (our "Articles"). Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above. Brian Roberts, our President, Chief Executive Officer, Principal Executive Officer and director, currently spends approximately 20% of his time on the company's business. Ian Foreman, our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director, currently spends approximately 10% of his time on the company's business. Sean McGrath, a director, currently spends approximately 1% of his time on the company's business. Wayne Waters, a director, currently spends approximately 1% of his time on the company's business.

Committees of the Board Of Directors

We presently have an Audit Committee comprised of Messrs. Roberts, Foreman and McGrath. We presently do not have a compensation committee, a nominating committee, an executive committee of our Board of Directors, stock plan committee or any other committees. However, our Board of Directors is considering establishing various committees during the current fiscal year.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

    any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

    being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

    being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of November 6, 2006 by: (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and (iv) our officers and directors as a group. Each shareholder listed possess sole voting and investment power with respect to the shares shown.
Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner(1)(2)	Percentage of class(1)(2)
Common Stock	Ron Shenton 3766 - 156A Street Surrey, British Columbia, Canada	1,500,000	18.0%
Common Stock	Shannon May 1490 - 885 West Georgia Street Vancouver, British Columbia, Canada	1,500,000	18.0%
Officers and Directors
Common Stock	Brian Roberts 7057 Woodcrest Place Delta, British Columbia, Canada	1,500,001	18.0%
Common Stock	Ian Foreman 2160 West 3rd Avenue Vancouver, British Columbia, Canada	300,000	3.6%
Common Stock	Sean McGrath #201 - 1011 W. King Edward Avenue Vancouver, British Columbia, Canada	400,000	4.8%
Common Stock	Wayne Waters 3756 West Broadway Vancouver, British Columbia, Canada	400,000	4.8%
Officers and Directors as a Group		2,600,001	31.2%

  Based on 8,337,001 shares of our common stock issued and outstanding as of November 6, 2006.

  Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists an unlimited number of shares of common stock, without par value. As of November 6, 2006, there were 8,337,001 shares of our common stock issued and outstanding held by 45 shareholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Subject to special rights and restrictions attached to the shares of any class or series of shares, at least two holders of our common stock representing five percent (5%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. A vote by the holders of a two-thirds majority of votes cast is required to effectuate certain special business, which consists of (i) all business at a meeting of shareholders that is not an annual general meeting except for business relating to the conduct of or voting at the meeting and (ii) all business at an annual general meeting except for certain matters as set forth in our Articles.

Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor. See "Dividend Policy."

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

LEGAL MATTERS

Lang Michener LLP, Lawyers - Patent and Trade Mark Agents, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

The geological report dated October 15, 2006 for our optioned mineral claims was prepared by Carl von Einsiedel, P. Geo. of Ram Explorations Ltd. and is included in reliance upon such report given upon the authority of Mr. von Einsiedel as a professional geologist.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Subject to the Business Corporations Act (British Columbia), our directors are indemnified against all eligible penalties, as set forth in our Articles.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on May 3, 2006 under the laws of the Province of British Columbia, Canada. On the date of our incorporation we appointed Brian Roberts, as our President, Secretary and a director. On September 28, 2006, Mr. Roberts was appointed Chief Executive Officer and Principal Executive Officer. On September 28, Ian Foreman was appointed Secretary (replacing Mr. Roberts in that role), Treasurer, Chief Financial Officer, Principal Accounting Officer and a director. Also on September 28, 2006, Sean McGrath and Wayne Waters were appointed as directors.

Mr. Roberts obtained one share of our common stock upon incorporation on May 3, 2006. Mr. Roberts participated in the initial private placement of our securities on August 31, 2006, purchasing 1,500,000 shares at a price of $0.01 per share. Mr. Foreman participated in a second private placement of our securities on August 31, 2006, purchasing 300,000 shares at a price of $0.05 per share. Mr. McGrath participated in the second private placement of our securities on August 31 2006, purchasing 400,000 shares at a price of $0.05 per share. Mr. Waters participated in the second private placement of our securities on August 31, 2006, purchasing 400,000 shares at a price of $0.05 per share.

DESCRIPTION OF BUSINESS

OVERVIEW

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have entered into an option agreement to acquire 8 mineral claims located in the Iskut River region of northern British Columbia, Canada covering an area of approximately 2,529 hectares that we believe are prospective for gold and copper mineral deposits. The property is also known as the More Creek Property. These mineral claims do not contain any substantiated mineral deposits or reserves of minerals. Minimal exploration has been carried out on these claims. Accordingly, additional exploration of these mineral claims is required before any determination as to whether any commercially viable mineral deposit may exist on these optioned mineral claims. Our plan of operations is to carry out preliminary exploration work on these mineral claims in order to ascertain whether the mineral claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of gold, copper or other commercially viable mineral deposits. We will not be able to determine whether or not the optioned mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired the option on these eight mineral claims by way of formal agreement dated July 15, 2006, as amended on August 15, 2006. The agreement provides for us to earn a 100% interest in the eight mineral claims in exchange for cash payments totaling CDN$100,000 over a four year period as follows: CDN$2,500 on October 15, 2006; CDN$10,000 on July 15, 2007; CDN$15,000 on July 15, 2008; CDN$20,000 on July 15, 2009; and a final payment of CDN$52,500 on July 15, 2010. We have obtained a geological report on the optioned British Columbia claims dated October 15, 2006 that recommends a phased exploration program on the property. We intend to proceed with the first phase of this recommended exploration program which entails geochemical surveys to determine if there are overburden covered zones of porphyry style copper gold mineralization present within the claim area. The estimated cost of this exploration program is $16,000. At August 31, 2006, we had cash of $257,153 and working capital of $258,504. Accordingly, we have sufficient funds to enable us to complete this initial phase of our exploration program as well as phases two and three which are expected to require a further total of $145,000. We will, however, require additional financing in order to complete any additional full exploration of the mineral claims to determine whether any mineral deposit exists on these minerals claims. Even if we determine that a mineral deposit exists on the optioned mineral claims, an economic evaluation must be completed before the economic viability of commercial exploitation of the mineral claims could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

Our company is currently an early stage company principally involved in mineral exploration and development. Our company's management presently is focused on executing its mineral exploration business plan as reflected in its plan of operations. Management knows of no pending or contemplated material fact or matter, acquisition or otherwise, which could cause our company to deviate from the plan of operations as set forth in this prospectus.

Our company has a specific business plan which is reflected in the plan of operations set forth in this prospectus. Accordingly, our company is not presently a "blank check company" within the meaning of Rule 419 under the Securities Act of 1933. If, however, during any period in which offers for, or sales of, any of our company's securities are being made pursuant to this prospectus, a material acquisition or other form of transaction becomes probable, our company shall be required to promptly file a post-effective amendment to the Registration Statement which includes this prospectus. The post-effective amendment will have to comply with all applicable form requirements, SEC rules and Industry Guidelines, and will have to include, if applicable, updated financial statements of our company and the company proposed for acquisition, as well as any pro forma financial information required by applicable rules and regulations. At that point in time, if any, the provisions of Rule 419 may then become applicable to our company.

EXPLORATION STAGE COMPANY

We are an exploration stage company. We are considered an exploration or exploratory stage company as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the optioned mineral property, and there is no assurance that we will discover one.

OPTION FOR ACQUISITION OF OUR BRITISH COLUMBIA MINERAL CLAIMS

We entered into a Mineral Claims Option Agreement on July 15, 2006 (as amended on August 15, 2006) with Carl von Einsiedel, whereby we acquired an option to earn a 100% interest in 8 mineral claims located in the Iskut River region of northern British Columbia, Canada. We obtained a geographical report on these mineral claims prepared by Carl von Einsiedel, P. Geo., on October 15, 2006.

Location and Access to our Optioned British Columbia Mineral Claims

Our 8 optioned mineral claims are located approximately 20 kilometers west of a British Columbia Government maintained airstrip named Bob Quinn, which itself is located approximately 240 miles north of the town of Smithers, British Columbia on BC Highway #37. Access to the claims from the airstrip at Bob Quinn is by way of helicopter. To date we have not discovered an economically viable mineral deposit on the optioned mineral property, and there is no assurance that we will discover one. The property consists of forested slopes with a valley floor below. The following figure shows the location of our optioned claims:

134°
132°
130°
59°
58°
57°
56°
King
Nahlin
Taku
River
Thibert
Fault
Salmon
Fault
Dease
Lake
See figure 2AB & 3AB
Tulsequah Chief
Golden Bear
Gnat Lake
COAST
Coast
Telegraph Creek
Mt. Edziza
River
Red-Chris
Stikine
Spectrum
Range
BELT
Schaft Creek
River
Galore Creek
Iskut
Megalineament
37
Snip
Johnny Mtn
Eskay Ck
Wrangell
Kerr
Sulphurets
Granduc
Big Missouri
Silbak-Premier
km
MORE CREEK PROJECT
Stewart
Terrace
Vancouver
BC Locator
N
KEY
Mines and developed prospects
Access roads

RUBY CREEK RESOURCES INC.

More Creek Project, NW BC.

LOCATOR MAP SHOWING ACCESS ROADS, MINES AND DEVELOPED PROSPECTS

Date: 2006 10 07	Figure No.
Drawn by: dorianleslie.com	1
Projection: NAD 83 Zone 9

Our Ownership Interest in the British Columbia Mineral Claims

We have acquired an option to earn a 100% interest to each of 8 mineral claims. Our option for ownership of these 8 mineral claims is subject to a 2.0% net smelter royalty in favor Mr. von Einsiedel, who is currently the legal owner of these claims. The total area of the eight mineral claims is approximately 2,529 hectares.

Our optioned mineral claims consist of 8 mineral claims located in the Iskut River area of northern British Columbia. The mineral claims have the following legal description:

Claim Name	Tenure Number
nnmt1	504673
nnmt2	504674
nnmt3	504675
nnmt4	504676
nnmt5	504677
nnmt6	504678
n/a	511113
n/a	521300

The following figure shows the specific location of our optioned claims:

N
504673
504674
504677
504675
504676
504678
MORE CREEK PROJECT
521300
511113
0
3 km
scale

RUBY CREEK RESOURCES INC.

More Creek Project, NW BC.

DETAIL CLAIM MAP
SHOWING TENURE NUMBERS

Date: 2006 10 07	Figure No.
Drawn by: dorianleslie.com	4
Projection: NAD 83 Zone 9

Each of our optioned mineral claims (which are owned by Mr. von Einsiedel) is in good standing with the Province of British Columbia until October 30, 2007. Mr. von Einsiedel's ownership on these mineral claims will expire on October 30, 2007. We understand that Mr. von Einsiedel intends to extend his interest on these claims on or before this expiration date. Mineral claims of this type may be extended either by completing sufficient work and filing a report on the work completed on the mineral property with the British Columbia Ministry of Energy and Mines, or by paying a filing fee in lieu of performing the exploration work.

In order to maintain the mineral claims in good standing after October 30, 2007, the Company (on behalf of the claim owner) must complete annual labor or exploration expenditures on the mineral claims and file confirmation of work with the applicable mining recording office of the Province of British Columbia. Currently, exploration work with a minimum value of CDN$10,115.36 for the property is required before the 30th of every October. If the Company does not complete this minimum amount of exploration work by October 30, 2007, the Company (on behalf of the claim owner) will be required to pay a fee in lieu of exploration work in the amount of CDN$4 per hectare, or CDN$10,115.36 in total, to the Province of British Columbia. If the Company fails to make and file the work expenditures or, alternatively, make the appropriate payments to the Province of British Columbia in lieu of exploration expenditures, Mr. von Einsiedel will lose all interest the mineral claims that are the subject of our option.

Glossary

The following discussion of the geology and exploration of our optioned mineral claims include the following technical and scientific terms which are defined below:
Term	Definition
Magnetic surveys:

Searching for changes in the magnetic field over property areas. Magnetic anomalies may be a result of accumulations of certain magnetic rocks such as pyrrhotite, hematite and magnetite. These rock types are often found alongside base metals such as copper, zinc and nickel, or precious metals such as gold and silver.

Induced Polarization ("IP") survey:	An electrical survey method that measures the resistivity and chargeability of rock which may be a result of sulphide content of the rock.
Airborne geophysical surveys:

The search for mineral deposits by measuring the physical property of near-surface rocks through the use of an airplane or helicopter in order to detect unusual responses caused by the presence of mineralization. Electrical, magnetic, gravitational, seismic and radioactive properties are the ones most commonly measured.

Drilling:	Extracting a long cylinder of rock from the ground to determine amounts of metals at different depths. Pieces of the rock obtained, known as drill core, are analyzed for mineral content.
Ore:	A mixture of minerals from which at least one metal can be extracted at a profit.

Prior Exploration of Our Optioned Mineral Claims

Little surface mapping or sampling has been previously completed on our optioned mineral claims. None of the prior exploration on the mineral claims has been completed by us, other than the preparation of a geological report.

We obtained a geological report on our optioned mineral claims prepared by Carl von Einsiedel, dated October 15, 2006. This report was based on information on the mineral claims included in the public domain, geologic maps, from recently released geological survey data and from Mr. von Einsiedel's geological experience in the area.

Mr. von Einsiedel outlined a phased exploration program on our optioned mineral claims. We have determined to proceed with this phased exploration program as outlined below under "Our Planned Exploration Program". The mineral claims were originally staked by Mr. von Einsiedel on January 24, 2005, April 19, 2005 and October 17, 2005.

The property on which our optioned minerals claims are located has never been extensively explored previously. Prior to our optioning the subject claims, a structural assessment was completed and results confirmed that the claims cover a complex series of north and northeast oriented shear zones. Based on results of this assessment, a program of satellite imaging and reconnaissance geochemical sampling was recommended to us at an estimated cost of $25,000.

Between July 15 and September 30, 2006, we completed the initial stages of the program consisting of Landsat 7 alteration imaging, compilation of all available geological data, preparation of detailed base topographic maps and a site examination to confirm the published technical information. The total cost of the work completed was CDN$10,290.

The image analysis completed during this program identified multiple areas of interest on our optioned claim group.

Present Condition and Current State of Exploration

Our mineral claim presently does not have any mineral reserves. The property that is the subject of our mineral claim is undeveloped and does not contain any open-pit or underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim.

Geology of Our Optioned Mineral Claims

The More Creek Property is located approximately 50 kilometers east of the Novagold Resources Galore Creek project, which is reported to be one of the largest undeveloped alkalic porphyry deposits in North America.

It is generally believed that many of the alkalic porphyry deposits in northern British Columbia are related to north and northeast trending fault zones (which are interpreted as possible zones of continental rifting), and the More Creek Claims were originally staked to cover what is believed to be a highly prospective segment of one such structural corridor.

Although the lack of access roads into the More Creek area has limited previous exploration efforts, it is interesting to note that technical data available from the British Columbia Government shows that there are several extensive zones of hydrothermal alteration interpreted as alkalic porphyry copper occurrences in close proximity to the More Creek Claims. It is also interesting to note that available data indicates that there are elevated copper and gold values in the streams draining the More Creek Claims.

Based on the fact that the claims would be easily accessible from a proposed access road to Novagold's Galore Creek project, Ruby Creek Resources entered into an option agreement whereby we can acquire up to a 100% interest in the More Creek claims subject to a 2% net smelter royalty.

According to regional geological maps available from the British Columbia Department of Mines, the subject claim group covers a sequence of volcanic, sedimentary and intrusive rocks associated with a regionally extensive northeast oriented shear zone. The subject claims were acquired based on the potential to host alkalic, porphyry copper mineralization similar to that developed at Novagold Resources' Galore Creek Project.

Regional Geology and Exploration Model

The following discussion refers to certain reports or other documents that were referenced by Mr. von Einsiedel in his October 15, 2006 report.

According to Ney and Hollister, 1976, alkalic porphyry copper gold deposits in the Canadian Cordillera appear to have formed only in the interval from 205 to 170 million years and invariably co-magmatic volcanic rocks appear with the mineralized intrusions.

During the Triassic and Lower Jurassic (referred to as the Vancouver metallogenic epoch) the Nicola, Takla, Hazleton, Bonanza and Lewes River groups were formed and are the host rocks for all of the known alkalic porphyry deposits of the Canadian Cordillera. The mineralized plutons associated with these rocks are intrusive into at least some of the comagmatic volcanic rocks.

According to Seraphim and Hollister, 1976 some of the alkalic porphyry deposits in the cordillera appear to be related to separate north and northeast trending fault zones which are interpreted as possible zones of continental rifting. Seraphim and Hollister further note that in the Stikine District, several of these regional breaks are accompanied by linear belts containing numerous litholgically similar syenite porphyries.

According to Barr, Fox, Preto and Northcote, the association of magnetite with alkalic intrusions suggests that magnetic surveys may be useful in defining target areas. In addition, these authors note that delineating the linear distribution of alkalic intrusions, regional faults and zones of brecciation may prove useful in defining areas for follow-up exploration work.

There are several known copper gold occurrences located in close proximity to the More Creek claims. These include the Little Les, Lucifer and Biskit Prospects, all of which are exposed gossan zones that consist of hydrothermally altered rocks typical of the higher levels of alkalic porphyry systems.

It is important to note that the exposed alteration zones are all above the tree line at higher elevations than the More Creek claims. The subject claims cover the forested slopes and valley floor below these occurrences and may host overburden covered mineralization associated with deeper parts of the interpreted porphyry system at More Creek.

The satellite images showing iron oxide and hydroxyl alteration (gossan zones) clearly show the known prospects and the extent of overburden and forest cover within the More Creek claims.

OUR PLANNED EXPLORATION PROGRAM

Mr. von Einsiedel's's geological report recommends a phase one exploration work program on the property that will consist of geochemical surveys to determine if there are overburden covered zones of porphyry style copper gold mineralization present within the claim area.

A budget of $16,000 is estimated for phase one and it is expected to take approximately four weeks to complete. We expect to commence this exploration program in March or April 2007 depending on the availability of personnel and equipment. To date, we have spent CDN$10,290 on exploration expenditures on the property, including amounts spent in completing geological reports on our optioned mineral claims. In addition, we have paid the year one option price of CDN$2,500 in October 2006 as per our July 2006 option agreement.

Initial work will consist of geochemical surveys to determine if there are overburden covered zones of porphyry style copper gold mineralization present within the claim area. This program is estimated at a cost of $16,000.

In the event that geochemical surveys are successful in identifying a zone or zones of copper gold mineralization a phase two program of airborne geophysical surveys would be warranted at a cost of approximately $30,000.

In the event that the phase one and two programs delineate a target area or areas that exhibit a co-incident geochemical and geophysical response, a detailed ground program consisting of detailed geochemical surveys and ground geophysical surveys would be warranted. The estimated cost of this program is $115,000.

Our Board of Directors will make a determination whether to proceed with a further exploration program on our optioned mineral claims upon completion of the above exploration program by our consulting geologist and the review of the results of such work. In completing this determination we will make an assessment as to whether the results of phases one to three are sufficiently positive to enable us to achieve any financing that will be necessary for us to proceed with further exploration programs. This assessment will include an assessment of the market for financing of junior mineral exploration projects at the time of our assessment.

We have not chosen anyone specific to conduct exploration work on the property. We intend to choose a geologist recognized in the Province of British Columbia who has had experience working in the regional area of the property.

COMPLIANCE WITH GOVERNMENT REGULATION

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines, and the Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals, designed as production tenures. The Mineral Tenure Act does not apply to minerals held by crown grant or by freehold tenure.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

British Columbia law requires that a holder of title to mineral claims must spend at least CDN$4 per hectare per year in order to keep the property in good standing. Thus, the annual cost of compliance with the Mineral Tenure Act with respect to our 8 optioned claims is presently approximately CDN$10,115.36 per year. Each of our optioned mineral claims is in good standing with the Province of British Columbia until October 30, 2007, therefore exploration work with a minimum value of CDN$10,115.36 for the property is required before the 30th of every October. If the Company does not complete this minimum amount of exploration work by October 30, 2007, the Company will (on behalf of the claim owner) be required to pay a fee in lieu of exploration work in the amount of CDN$4 per hectare, or CDN$10,115.36 in total, to the Province of British Columbia.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application under the British Columbia Mines Act for a permit, if we anticipate disturbing land. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on our optioned claims do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

  water discharge will have to meet drinking water standards;

  dust generation will have to be minimal or otherwise re-mediated;

  dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

  an assessment of all material to be left on the surface will need to be environmentally benign;

  ground water will have to be monitored for any potential contaminants;

  the socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

  there will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

COMPETITION

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our optioned mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

EMPLOYEES

As of the date of this prospectus we have no significant employees other than the officers and directors described above under "Directors, Executive Officers, Promoters and Control Persons". We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the optioned mineral property in order to carry out our plan of operations.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have not incurred any research or development expenditures since our incorporation.

SUBSIDIARIES

We do not have any subsidiaries.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patent or trademark.

REPORTS TO SECURITY HOLDERS

At this time we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Exchange Act concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

DESCRIPTION OF PROPERTIES

Our executive offices are located at Suite 600, 890 West Pender Street, Vancouver, British Columbia, Canada, V6C 1K4, for which we pay a monthly fee of $500. There is no formal lease and the facilities are available to us on a month to month basis.

We also have an option to earn a 100% interest in 8 mineral claims located in the Iskut River area of northern British Columbia, as described above under "Description of Business".

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of our optioned mineral claims:

    Register our shares for resale by certain of our existing shareholders under this prospectus and then obtain a trading symbol to trade our shares over the OTC Bulletin Board. Our first milestone is to register our shares for resale by existing shareholders under this prospectus and then obtain a trading symbol to trade our shares over the OTC Bulletin Board. We began this process on August 31, 2006, upon closing of our subscriptions, and expect to receive an effective date of registration by December of 2006. We will then apply to the NASD for a trading symbol to begin trading our shares on the OTC Bulletin Board. This is expected to be completed by the end of February of 2007. The remaining costs are expected to be less than $37,000 to complete this milestone. The nature of these costs are audit, legal, EDGARizing, transfer agent fees and SEC registration costs.

    We plan to conduct phase one of our recommended exploration program on our optioned mineral claims. Phase one will consist of geochemical surveys to determine if there are overburden covered zones of porphyry style copper gold mineralization present within the optioned claim area and is estimated to cost approximately $16,000. We expect to commence this first phase of our exploration program in March or April 2007 depending on the availability of personnel and equipment. Phase one is expected to take approximately four weeks to complete.

    We anticipate spending approximately $4,500 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $54,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, annual mineral claim fees and general office expenses and fees.

In addition, If warranted by the results of phase one, we intend to proceed with further phases of a recommended exploration program, but we do not currently intend to proceed to these next phases within the next twelve months. A phase two program would consist of airborne geophysical surveys, with an estimated cost of $30,000. In the event that the phase one and two programs delineate a target area or areas that exhibit a co-incident geochemical and geophysical response, a detailed ground program consisting of detailed geochemical surveys and ground geophysical surveys would be warranted. The estimated cost of this phase three program would be approximately $115,000.

As such, we estimate that our total expenditures over the next twelve months, as set forth in numbered paragraphs 1 to 3 above, will be approximately $107,000. As at August 31, 2006, we had cash reserves of $257,153 and working capital of $258,504. We anticipate that our cash and working capital will be sufficient to enable us to complete our plan of operations for the next 12 months. In addition, If we were to perform phases two and three during the next twelve months, we believe that we would have sufficient cash reserves and working capital to cover those costs as well. During the 12 month period following the date of this registration statement, we anticipate that we will not generate any revenue. Accordingly, if we were to determine to proceed with any additional phases beyond phases one through three during the next twelve months, we would require additional financing.

In order to obtain further financing, we believe that debt financing will not be an alternative for funding as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund ongoing phases of our exploration program beyond the next twelve months. In the absence of such financing, we will not be able to continue exploration of our optioned mineral claims and our business plan will fail. Even if we are successful in obtaining equity financing to fund further phases of our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our optioned mineral claims following the completion of phase three. If we do not continue to obtain additional financing, we will be forced to abandon our option for the 8 mineral claims and our plan of operations.

We may consider entering into a joint venture arrangement to provide the required funding to develop the optioned mineral claims. We have not undertaken any efforts to locate a joint venture partner for the optioned mineral claims. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our optioned mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our optioned mineral claims to the joint venture partner.

RESULTS OF OPERATIONS

Revenues

We have had no operating revenues since our inception on May 3, 2006 to August 31, 2006. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

Expenses

Our expenses for the period from inception through August 31, 2006 are summarized below:

Expenses	May 3 through August 31, 2006
Donated management services	$1,500
Mineral property costs	9,000
Office and general	1,669
Professional fees	7,527
Total expenses:	$19,696
Net loss for the period:	($19,696)

We record our transactions of commercial substance with related parties at fair value, as determined by our management.

Donated Management Services

During the period from inception on May 3, 2006 to August 31, 2006, we recognized a total of $1,500 for donated management services, at $500 per month, donated by Mr. Roberts, our President and Chief Executive Officer.

Mineral Property Costs

During the period from inception on May 3, 2006 to August 31, 2006, we recognized a total of $9,000 in mineral property costs, which consisted primarily of payments to a consulting geologist to prepare a report regarding our optioned claims.

Office and General

During the period from inception on May 3, 2006 to August 31, 2006, we recognized a total of $1,669 in office and general expenses, which consisted primarily of $1,500 for donated rent, at $500 per month, donated by Mr. Roberts.

Professional Fees

During the period from inception on May 3, 2006 to August 31, 2006, we recognized a total of $7,527 in professional fees, comprised of legal, accounting and related fees.

Net Loss

As a result of the expenses discussed above, during the period from inception on May 3, 2006 to August 31, 2006, our net loss was $19,696.

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $257,153 as at August 31, 2006. We had working capital of $258,504 as at August 31, 2006, During the 12 month period following the date of this registration statement, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to pursue our plan of operations.

Cash Used in Operating Activities

Cash used in operating activities was $18,047 during the period from inception on May 3, 2006 to August 31, 2006, which reflects the operating losses we have incurred to date net of non-cash working capital changes which consisted primarily of a $8,594 change in accounts payable. We anticipate that cash used in operating activities will increase during the remainder of 2006 and 2007 as we pursue our plan of operations as discussed under "Plan of Operations".

Cash from Financing Activities

We have funded our business to date primarily from sales of our common stock. From our inception on May 3, 2006, to August 31, 2006, we have raised a total of $280,200 from private offerings of our securities.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to pursue our plan of operations, then we will not be able to continue our exploration of the mineral claims and our business will fail.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report on our audited financial statements for the period from inception on May 3, 2006 through August 31, 2006 that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned exploration activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

    any of our directors or officers;

    any person proposed as a nominee for election as a director;

    any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

    any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Shares by Brian Roberts

On August 22, 2006, Brian Roberts, our President, Chief Executive Officer, Principal Executive Officer and a director, acquired 1,500,000 shares of our common stock at a price of $0.01 per share, for a total purchase price of $15,000. Mr. Roberts is the owner of 1,500,001 of our shares of common stock, because he acquired one share of our common stock upon our incorporation on May 3, 2006.

Purchase of Shares by Ian Foreman

On August 31, 2006, Ian Foreman, our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director, acquired 300,000 shares of our common stock at a price of $0.05 per share. Mr. Foreman paid a total purchase price of $15,000 for these shares.

Purchase of Shares by Sean McGrath

On August 31, 2006, Sean McGrath, a director, acquired 400,000 shares of our common stock at a price of $0.05 per share. Mr. McGrath paid a total purchase price of $20,000 for these shares.

Purchase of Shares by Wayne Waters

On August 31, 2006, Wayne Waters, a director, acquired 400,000 shares of our common stock at a price of $0.05 per share. Mr. Waters paid a total purchase price of $20,000 for these shares.

Purchase of Shares by Ron Shenton

On August 31, 2006, Ron Shenton acquired 1,500,000 shares of our common stock at a price of $0.01 per share. Mr. Shenton paid a total purchase price of $15,000 for these shares. Mr. Shenton's share ownership represents 18.0% of our issued and outstanding shares.

Purchase of Shares by Shannon May

On August 31, 2006, Shannon May acquired 1,500,000 shares of our common stock at a price of $0.01 per share. Ms. May paid a total purchase price of $15,000 for these shares. Ms. May's share ownership represents 18.0% of our issued and outstanding shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate seeking sponsorship for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement we had 45 registered shareholders.

Rule 144 Shares

None of our issued and outstanding shares of common stock are presently available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

    1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately 83,370 shares as of the date of this prospectus; or

    the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k) a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Brian Roberts, our President, Chief Executive Officer, Principal Executive Officer and a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Roberts will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Ian Foreman, our Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Foreman will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Sean McGrath, a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. McGrath will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Wayne Waters, a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Waters will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, Ron Shenton, the holder of 18.0% of our issued and outstanding common shares, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Shenton will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, Shannon May, the holder of 18.0% of our issued and outstanding common shares, owns no shares that will be eligible for Rule 144 sales. As an affiliate Ms. May will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus none of the present shareholders of our common stock may sell their shares to the public in accordance with Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Options, Warrants and Other Convertible Securities

We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into shares of our common stock.

Dividends

There are no restrictions in our Articles that prevent us from declaring dividends. The Business Corporations Act (British Columbia) provides that a corporation may declare or pay a dividend unless there are reasonable grounds to believe that the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception, on May 3, 2006, until August 31, 2006.

Name and Principal Position	Period	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/SARS (#)	LTIP payouts ($)
Brian Roberts President, Chief Executive Officer and Principal Executive Officer	Incorp. to Aug. 31, 2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Ian Foreman Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer	Incorp. to Aug. 31, 2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil

EMPLOYMENT AGREEMENTS

Currently, we do not have an employment or consultant agreement with either of Messrs. Roberts or Foreman. Currently, we do not pay any salary to Messrs. Roberts or Foreman.

COMPENSATION OF DIRECTORS

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

STOCK OPTION GRANTS

We have not granted any stock options to any of our directors and officers since inception.

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

None of our directors or officers have exercised any stock options since inception.

OUTSTANDING STOCK OPTIONS

None of our directors or officers hold any options to purchase any shares of our common stock.

FINANCIAL STATEMENTS

The following consolidated financial statements of Ruby Creek Resources Inc. listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Audited financial statements from the period from inception (May 3, 2006) to August 31, 2006, including:

    Report of Independent Registered Public Accounting Firm

    Balance Sheet

    Statements of Operations

    Statement of Stockholders' Equity

    Statements of Cash Flows

    Notes to the Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Ruby Creek Resources Inc.

We have audited the accompanying balance sheet of Ruby Creek Resources Inc. (an exploration stage company) as of August 31, 2006 and the statements of operations, cash flows and stockholders' equity for the period from May 3, 2006 (inception) through August 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Ruby Creek Resources Inc. as of August 31, 2006 and the results of its operations and its cash flows and the changes in stockholders' equity for the period from May 3, 2006 (inception) through August 31, 2006 in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has reported losses since inception from operations and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DALE MATHESON CARR-HILTON LABONTE LLP
"DMCL" CHARTERED ACCOUNTANTS

Vancouver, Canada
October 23, 2006

Ruby Creek Resources Inc.
(An Exploration Stage Company)
Balance Sheet

August 31, 2006 $

ASSETS

Current Assets
Cash and cash equivalents (Note 2)	257,153
GST receivable	58
Prepaid expenses	10,000

267,211

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable and accrued liabilities	8,594
Due to related parties (Note 4)	113

8,707

Stockholders' Equity

Common stock (Note 5) unlimited number of shares authorized, no par value 8,337,001 shares issued and outstanding	280,200

Common stock subscription receivable (Note 5)	(5,000)

Donated capital (Note 4)	3,000

Deficit accumulated during the exploration stage	(19,696)

258,504

267,211

The accompanying notes are an integral part of these financial statements.

Ruby Creek Resources Inc.
(An Exploration Stage Company)
Statement of Operations

For the Period from May 3, 2006 (Inception) to August 31, 2006 $

Expenses
Management services (Note 4)	1,500
Mineral property costs (Note 3)	9,000
Office and general (Note 4)	1,669
Professional fees	7,527

Total expenses	19,696

Net loss	(19,696)

Net loss per share - basic and diluted	(0.05)

Weighted average number of common shares outstanding - basic and diluted	403,613

The accompanying notes are an integral part of these financial statements.

Ruby Creek Resources Inc.
(An Exploration Stage Company)
Statement of Stockholders' Equity
From May 3, 2006 (Date of Inception) to August 31, 2006

				Deficit
				Accumulated
			Common	During the
	Common Stock		Stock	Exploration	Donated
	Shares	Amount	Subscriptions	Stage	Capital	Total
		$	$	$	$	$

Balance - May 3, 2006 (Date of Inception)	1	-	-	-	-	-

Issuance of common shares for cash
at $0.01 per share	4,500,000	45,000	-	-	-	45,000

Issuance of common shares for cash
at $0.05 per share	2,970,000	148,500	-	-	-	148,500

Issuance of common shares for cash
at $0.10 per share	867,000	86,700	(5,000)	-	-	81,700

Donated rent and management services	-	-	-	-	3,000	3,000

Net loss	-	-	-	(19,696)	-	(19,696)

Balance - August 31, 2006	8,337,001	280,200	(5,000)	(19,696)	3,000	258,504

The accompanying notes are an integral part of these financial statements.

Ruby Creek Resources Inc.
(An Exploration Stage Company)
Statement of Cash Flows

For the Period from May 3, 2006 (Inception) to August 31, 2006 $

Cash flows from operating activities:

Net loss	(19,696)

Adjustments to reconcile net loss to net cash from operating activities:
Donated rent	1,500
Donated services	1,500

Net changes in non-cash working capital items:
GST receivable	(58)
Prepaid expenses	(10,000)
Accounts payable and accrued liabilities	8,594
Due to related parties	113

Net cash flows used in operating activities	(18,047)

Cash flows from financing activities
Share subscriptions received	275,200

Net cash flows from financing activities	275,200

Net increase in cash and cash equivalents	257,153

Cash and cash equivalents - beginning of period	-

Cash and cash equivalents - end of period	257,153

Supplemental disclosure with respect to cash flows:

Interest paid	-
Income taxes paid	-

The accompanying notes are an integral part of these financial statements.

Ruby Creek Resources Inc.
(An Exploration Stage Company)

Notes to the Financial Statements

August 31, 2006

1.       Nature of Business

Ruby Creek Resources Inc. (the "Company") was incorporated in the Province of British Columbia on May 3, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No. 7. The Company's principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its mineral property contains mineral reserves that are economically recoverable.

Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenues since inception and has not paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company's interests in the underlying properties, and the attainment of profitable operations. As at August 31, 2006, the Company has accumulated losses of $19,696 since inception and working capital of $258,504. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file a Form SB-2 Registration Statement with the United States Securities and Exchange Commission to register 2,737,000 shares of common stock at $0.10 per share for resale by existing stockholders of the Company. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders. Costs incurred related to the registration of common stock held by existing shareholders of the Company are expensed as incurred.

2.       Summary of Significant Accounting Policies

a)     Basis of Presentation and Fiscal Year

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is August 31.

b)     Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)     Basic and Diluted Net Loss Per Share

The Company computes loss per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

d)     Cash and Cash Equivalents

Cash and cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturities of three months or less when purchased.

e)     Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at August 31, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Ruby Creek Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
August 31, 2006

2.       Summary of Significant Accounting Policies (continued)

f)     Mineral Property Costs

The Company has been in the exploration stage since its formation on May 3, 2006 and has not realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mineral resources. Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. The recoverability of capitalized costs of mineral properties are presumed to be insupportable under FASB Statement No. 144 prior to determining the existence of a commercially minable deposit, as contemplated by Industry Guide 7 for mining companies in the exploration stage. Further, the Company has considered the guidance under EITF 04-2 and has determined that capitalization of mineral property acquisition costs is inappropriate at the current stage of the Company's mineral property exploration and financing activities. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property will be capitalized. Such costs will be amortized using the unit-of-production method over the estimated life of a probable reserve.

As of the date of these financial statements, the Company has only incurred mineral property option and exploration costs which have been charged to operations. To date the Company has not established any proven or probable reserves on its mineral properties. The Company has adopted the provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations" which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-term tangible assets arising from the acquisition, construction or development and for normal operations of such assets. As August 31, 2006, any potential costs related to the retirement of the Company's mineral property interests have not yet been determined.

g)     Financial Instruments

Financial instruments, which include cash and cash equivalents, accounts payable and accrued liabilities and amounts due to related parties, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The fair value of the Company's rights to purchase net smelter return royalties (refer to Note 3) is not determinable at the current stage of the Company's exploration program. Accordingly, no value has been assigned by management.

Currently, the Company has no hedging instruments and does not use derivative instruments to reduce its exposure to foreign currency risk.

h)     Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to plan of action based on the then known facts.

i)     Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes," as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

j)     Foreign Currency Translation

These financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at the transaction date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Ruby Creek Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
August 31, 2006

2.       Summary of Significant Accounting Policies (continued)

k)     Stock-Based Compensation

The Company has adopted SFAS No. 123 (revised 2004) (SFAS No. 123R), "Share-Based Payment", which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. In January 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 107, which provides supplemental implementation guidance for SFAS No. 123R. SFAS No. 123R eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and instead generally requires that such transactions be accounted for using a fair-value-based method. The Company uses the Black-Scholes-Merton option-pricing model to determine the fair-value of stock-based awards under SFAS No. 123R, consistent with that used for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation

The Company has not adopted a stock option plan and has not granted any stock options. Accordingly, no stock-based compensation has been recorded to date.

l)     Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3". Under the provisions of SFAS No. 154, a voluntary change in accounting principle requires retrospective application to prior period financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. A change in depreciation, amortization, or depletion method for long-lived, non-financial assets must be accounted for as a change in accounting estimate affected by a change in accounting principle. The guidance contained in APB No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate was not changed. The Company will implement this new standard beginning May 1, 2006. This standard is not expected to have a significant effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities".  This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs.  SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006.  The adoption of this statement is not expected to have a significant effect on the Company's future reported financial position or results of operations.

Ruby Creek Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
August 31, 2006

2.       Summary of Significant Accounting Policies (continued)

j)     Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measures" ("SFAS No. 157"). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning September 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans." This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company does not expect that the implementation of SFAS No. 158 will have any material impact on its financial position and results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

3.       Mineral Properties

Pursuant to an agreement dated July 15, 2006, as amended on August 15, 2006, the Company has acquired an option to earn a 100% interest in the Moore Creek Property (the "Property") located in the Iskut River region, British Columbia, Canada in exchange for cash payments totalling CDN$100,000 over 4 years, payable as follows:

(a)     $2,500 on October 15, 2006 (subsequently paid);

(b)     $10,000 on July 15, 2007;

(c)     $15,000 on July 15, 2008;

(d)     $20,000 on July 15, 2009; and

(e)     $52,500 on July 15, 2010.

The Property is subject to a 2% net smelter return royalty ("NSR") of which 1% can be repurchased at any time by the vendor for $1,000,000. The Property is comprised of 8 mineral claims covering a total of 2,919 hectares and as of the date of these financial statements title is held in the name of the vendor. Title will be transferred to the Company upon receipt of all of the cash payments, as described above.

During the period ended August 31, 2006 the Company has expensed $9,000 in exploration costs.

4.     Related Party Transactions

During the period ended August 31, 2006, a director of the Company advanced $113 to the Company. These funds are unsecured, do not bear interest and have no fixed terms of repayment.

The President of the Company provided management services and office premises to the Company. The services were valued at $500 per month and the office premises were valued at $500 per month. As a result, during the period ended August 31, 2006, donated services of $1,500 and donated rent of $1,500 were recorded.

Ruby Creek Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
August 31, 2006

All related party transactions are in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

5.       Common Stock

a)     On May 3, 2006, the Company issued 1 common share at a price of $0.01 upon incorporation.

On August 22, 2006, the Company issued 4,500,000 shares of common stock at a price of $0.01 per share for proceeds of $45,000 pursuant to subscription agreements with a director of the Company and two other individuals.

b)     On August 31, 2006, the Company issued 2,970,000 shares of common stock at a price of $0.05 per share for proceeds of $148,500.

c)     On August 31, 2006, the Company issued 867,000 shares of common stock at a price of $0.10 per share for proceeds of $86,700.

d)     Stock subscription proceeds of $5,000 were received in September, 2006.

6.       Income Taxes

There were no temporary differences between the Company's tax and financial bases that result in deferred tax assets or liabilities, except for the Company's net operating loss carry-forwards amounting to approximately $19,696 at August 31, 2006, which may be available to reduce future year's taxable income. These carry-forwards will expire, if not utilized, commencing in 2016. Management believes that the realization of the benefits from this deferred tax assets appears uncertain due to the Company's limited operating history and continuing losses. Accordingly a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

The Company's tax-effected deferred income tax assets are estimated as follows:
2006

Non-capital losses available	$ 6,716
Potential future income tax assets	6,716
Less: valuation allowance	(6,716)

Net deferred income tax asset	$ -

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders.  We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act.  Upon our common stock becoming registered under the Exchange Act we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters.  Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus.  This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation.  Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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